Exhibit 10.2

OMNIBUS AGREEMENT

by and among

HESS CORPORATION,

HESS INFRASTRUCTURE PARTNERS LP,

HESS INFRASTRUCTURE PARTNERS GP LLC,

HESS MIDSTREAM PARTNERS LP,

HESS TGP GP LLC,

HESS TGP OPERATIONS LP,

HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC,

HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP,

HESS NORTH DAKOTA PIPELINES OPERATIONS LP,

HESS NORTH DAKOTA PIPELINES GP LLC,

HESS MIDSTREAM PARTNERS GP LP

and

HESS MIDSTREAM PARTNERS GP LLC

i

Schedule I	Environmental Matters
Schedule II	General and Administrative Services
Schedule III	ROFO Assets
Schedule IV	Services Mark-Up Percentage

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT is entered into as of the Effective Date by and among HESS CORPORATION, a Delaware corporation (“Hess”), on behalf of itself and the other Hess Entities (as defined herein), HESS INFRASTRUCTURE PARTNERS LP, a Delaware limited partnership (“HIP LP”), HESS INFRASTRUCTURE PARTNERS GP LLC, a Delaware limited liability company (“HIP GP”), HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Partnership”), HESS TGP GP LLC, a Delaware limited liability company, HESS TGP OPERATIONS LP, a Delaware limited partnership (“HTGP Opco”), HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC, a Delaware limited liability company, HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP, a Delaware limited partnership (“Logistics Opco”), HESS NORTH DAKOTA PIPELINES OPERATIONS LP, a Delaware limited partnership (“Gathering Opco”), HESS NORTH DAKOTA PIPELINES GP LLC, a Delaware limited liability company (“Gathering GP”), HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership and the general partner of the Partnership (the “MLP GP LP”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company and the general partner of MLP GP LP (“MLP GP LLC” and, together with the MLP GP LP, the “General Partner”).

Recitals

WHEREAS, the Parties (as defined herein) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other;

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the General and Administrative Services (as defined herein) to be performed by Hess for and on behalf of the Public Company Group (as defined herein);

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Public Company Group’s right of first offer with respect to the ROFO Assets (as defined herein); and

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the granting of a license to the Public Company Group Members (as defined herein) to use the “Hess” name and any other trademarks owned by Hess that contain such name.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.    DEFINED TERMS

Section 1.01    Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

“Affiliate” has the meaning ascribed to that term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, together with all Schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” means the Facilities, including all pipelines, compression equipment, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other assets, or portions thereof, in each case, indirectly conveyed, contributed or otherwise transferred, or intended to be indirectly conveyed, contributed or otherwise transferred, to the Partnership or any other Public Company Group Member from HIP LP or any other Non-Public Company Group Member pursuant to the Contribution Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Public Company Group prior to or as of the Effective Date.

“Business Day” means any Day except for Saturday, Sunday or a legal holiday in Texas.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among HIP LP, HIP GP, the General Partner, the Partnership, HTGP Opco, Gathering Opco, Logistics Opco and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

“Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

“Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

“Environmental Cap” has the meaning ascribed to that term in Section 3.09(a).

“Environmental Deductible” has the meaning ascribed to that term in Section 3.09(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substance.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Facilities” means the Tioga Gas Plant, the Tioga Rail Terminal, the Ramberg Terminal Facility, the Gathering Assets and the Mentor Storage Terminal.

“Gathering Assets” means all Assets owned by Gathering Opco and its Subsidiaries.

“Gathering Opco” has the meaning ascribed to that term in the introductory paragraph.

“General Partner” has the meaning ascribed to that term in the introductory paragraph.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Hess” has the meaning ascribed to that term in the introductory paragraph.

“Hess Entities” means Hess and any Person Controlled, directly or indirectly, by Hess, in each case, other than a Public Company Group Member or a Non-Public Company Group Member, collectively; and “Hess Entity” means any of the Hess Entities, individually.

“HIP Change of Control” means that the Hess Entities, collectively, cease to own at least 15% of the issued and outstanding Equity Interests in HIP GP.

“HIP GP” has the meaning ascribed to that term in the introductory paragraph.

“HIP LP” has the meaning ascribed to that term in the introductory paragraph.

“HTGP Assets” means all Assets owned by HTGP Opco and its Subsidiaries.

“HTGP Opco” has the meaning ascribed to that term in the introductory paragraph.

“Indemnified Party” means any applicable Public Company Group Member, any applicable Hess Entity or any applicable Non-Public Company Group Member, as the case may be, in such Person’s capacity as the Person entitled to indemnification in accordance with Article III.

“Indemnifying Party” means any applicable Public Company Group Member, any applicable Hess Entity or any applicable Non-Public Company Group Member, as the case may be, in such Person’s capacity as the Person from whom indemnification may be sought in accordance with Article III.

“Interest Rate” means the percentage rate per annum which shall be equal to the Prime rate as quoted by Bloomberg which appears on the screen display designated as “PRIME Index” (or such other screen display that may replace it in the future) at or after 5:00pm EST time on the relevant Business Day or, if such day is not a Business Day, on the previous Business Day, plus an additional two percentage points (or if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).

“Joint Interest Assets” means the HTGP Assets, the Gathering Assets and the Logistics Assets, collectively.

“License” has the meaning ascribed to that term in Section 6.01.

“Limited Partner” has the meaning ascribed to that term in the Partnership Agreement.

“Logistics Assets” means all Assets owned by Logistics Opco and its Subsidiaries.

“Logistics Opco” has the meaning ascribed to that term in the introductory paragraph.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” has the meaning ascribed to that term in Section 6.01.

“MLP GP LLC” has the meaning ascribed to that term in the introductory paragraph.

“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

“Name” has the meaning ascribed to that term in Section 6.01.

“Non-Public Company Group” means, at any date of determination, HIP LP, HIP GP and each of their respective Subsidiaries, collectively, but specifically excluding any Public Company Group Member.

“Non-Public Company Group Member” means any member of the Non-Public Company Group.

“Notice” has the meaning ascribed to that term in Section 7.01.

“Partnership” has the meaning ascribed to that term in the introductory paragraph.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Interest” has the meaning ascribed to that term in the Partnership Agreement.

“Party” means Hess, the Partnership, HIP LP, HIP GP, Hess TGP GP LLC, HTGP Opco, Hess North Dakota Export Logistics GP LLC, Logistics Opco, Hess North Dakota Pipelines GP LLC, Gathering Opco, the MLP GP LP or MLP GP LLC, individually; and “Parties” means Hess, the Partnership, HIP LP, HIP GP, Hess TGP GP LLC, HTGP Opco, Hess North Dakota Export Logistics GP LLC, Logistics Opco, Hess North Dakota Pipelines GP LLC, Gathering Opco, the MLP GP LP and MLP GP LLC, collectively.

“Permit” means any permits, licenses, certificates of authority, authorizations, registrations, identification numbers, certifications, franchises, consents or approvals granted or issued by any Governmental Authority.

“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

“Property Deductible” has the meaning ascribed to that term in Section 3.09(b).

“Proposed Transaction” has the meaning ascribed to that term in Section 5.02(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with Applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of crude oil, natural gas and NGL gathering systems and compression equipment, natural gas processing and fractionation facilities, natural gas storage and transloading facilities, crude oil and NGL terminals or crude oil rail cars, as applicable, in the United States, and (b) the standards applied or followed by Hess or its Affiliates as owners or operators of such assets, or by the Public Company Group or its Affiliates as owners or operators of such assets.

“Public Company Group” means, at any date of determination, (a) the Partnership, (b) the MLP GP LP, (c) MLP GP LLC, and (d) the respective Subsidiaries of the Partnership, the MLP GP LP and/or MLP GP LLC, all of the foregoing being treated as a single consolidated entity.

“Public Company Group Member” means any member of the Public Company Group.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-198896), as amended.

“Retained Assets” means all midstream assets, including pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other related assets, or portions thereof or interests therein, owned by any Non-Public Company Group Member that were not directly or indirectly conveyed, contributed or otherwise transferred to the Public Company Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“Rights of Way” means all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“ROFO Assets” means the assets listed on Schedule III to this Agreement.

“ROFO Notice” has the meaning ascribed to that term in Section 5.02(a).

“ROFO Period” has the meaning ascribed to that term in Section 5.01(a).

“ROFO Response” has the meaning ascribed to that term in Section 5.02(a).

“Secondment Agreement” means that certain Employee Secondment Agreement, dated as of the Effective Date, by and among Hess, Hess Trading Corporation, the MLP GP LP and MLP GP LLC, as the same may be amended, supplemented or restated from time to time.

“Services” has the meaning ascribed to that term in Section 4.01.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Tariff Agreements” means, as the context requires, any of the following (in each case, as the same may be amended, modified or supplemented from time to time): (a) that certain Amended and Restated Gas Gathering Agreement, effective as of January 1, 2014, by and between Hess North Dakota Pipelines LLC and Hess Trading Corporation; (b) that certain Amended and Restated Gas Processing and Fractionation Agreement, effective as of January 1, 2014, by and between Hess Tioga Gas Plant LLC and Hess Trading Corporation; (c) that certain Amended and Restated Crude Oil Gathering Agreement, effective as of January 1, 2014, by and between Hess North Dakota Pipelines LLC and Hess Trading Corporation; (d) that certain Second Amended and Restated Terminal and Export Services Agreement, effective as of January 1, 2014, by and between Hess North Dakota Export Logistics LLC and Hess Trading Corporation; and (e) that certain Storage Services Agreement, effective as of January 1, 2014, by and between Solar Gas Inc. and Hess Mentor Storage LLC.

“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, contribute, transfer or otherwise dispose of, whether in one or a series of transactions.

Section 1.02    Other Defined Terms.    Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03    Terms Generally.    The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof. All references to Articles, Sections, subsections and other divisions and Schedules shall be deemed to be references to Articles, Sections, subsections and other divisions of, and Schedules to, this Agreement unless the context requires otherwise.

ARTICLE II.    TERM

Section 2.01    Term and Termination. This Agreement shall commence on the Effective Date and shall continue in effect until the earlier of (a) the date this Agreement is terminated by a written agreement executed by each of the Parties, and (b) upon the delivery of written notice from either Hess, HIP LP or the Partnership at any time following the occurrence of a HIP Change of Control. Any termination pursuant to this Section 2.01 shall be effective on the earlier of (i) 90 days following the applicable (A) agreement of the Parties pursuant to Section 2.01(a), or (B) Party’s receipt of such written Notice pursuant to Section 2.01(b), as applicable, and (ii) the Parties entering into a transition services agreement pursuant to Section 2.02. Notwithstanding the foregoing, the Parties’ indemnification obligations under Article III shall, to the fullest extent permitted by Applicable Law, survive the termination of this Agreement in accordance with their respective terms.

Section 2.02    Transition Services Upon Termination. Should a notice of termination of this Agreement be delivered pursuant to Section 2.01, then the Parties shall, during the pendency of such termination, use their commercially reasonable efforts to agree upon a transition services agreement.

ARTICLE III.    INDEMNITY

Section 3.01    Environmental Indemnification.

(a)	Subject to Section 3.01(b) and Section 3.09(a), HIP LP shall indemnify, defend and hold harmless the Public Company Group from and against any Losses suffered or incurred by the Public Company Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets;

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

(iii)	any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Effective Date.

(b)	With respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii), HIP LP will be obligated to indemnify the Public Company Group only if and to the extent that:

(i)	such violation, event, condition or environmental matter occurred before the Effective Date under then-applicable Environmental Laws; and

(ii)	either (A) such violation, event, condition or environmental matter is set forth on Schedule I attached hereto or (B) HIP LP is notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the Effective Date.

For the avoidance of doubt, nothing in this Section 3.01(b) shall apply to HIP LP’s indemnification obligations under Section 3.01(a)(iii).

(c)	The Partnership shall indemnify, defend and hold harmless each of the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities or the Non-Public Company Group Members, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets (other than the Joint Interest Assets); and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Assets (other than the Joint Interest Assets) (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(c)(i) or such event, condition or environmental matter included under Section 3.01(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Public Company Group is entitled to indemnification from HIP LP under this Article III.

(d)	HTGP Opco shall indemnify, defend and hold harmless each of the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities or the Non-Public Company Group Members, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the HTGP Assets; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the HTGP Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the HTGP Assets or the disposal or release of Hazardous Substances generated by operation of the HTGP Assets at non-HTGP Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(d)(i) or such event, condition or environmental matter included under Section 3.01(d)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Public Company Group is entitled to indemnification from HIP LP under this Article III.

(e)	Logistics Opco shall indemnify, defend and hold harmless each of the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities or the Non-Public Company Group Members, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Logistics Assets; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Logistics Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Logistics Assets or the disposal or release of Hazardous Substances generated by operation of the Logistics Assets at non-Logistics Assets locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(e)(i) or such event, condition or environmental matter included under Section 3.01(e)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Public Company Group is entitled to indemnification from HIP LP under this Article III.

(f)	Gathering Opco shall indemnify, defend and hold harmless each of the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities or the Non-Public Company Group Members, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Gathering Assets; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Gathering Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Gathering Assets or the disposal or release of Hazardous Substances generated by operation of the Gathering Assets at non-Gathering Assets locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(f)(i) or such event, condition or environmental matter included under Section 3.01(f)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Public Company Group is entitled to indemnification from HIP LP under this Article III.

Section 3.02    Right of Way and Real Property Indemnification. HIP LP shall indemnify, defend and hold harmless the Public Company Group from and against any Losses suffered or incurred by the Public Company Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)	the failure of the applicable Non-Public Company Group Member to be the owner of valid and indefeasible Rights-of-Way, fee ownership or leasehold interests in and to the lands, in each case, on which any of the Assets conveyed or contributed to the applicable Public Company Group Member on the Effective Date are located as of the Effective Date, in each case, to the extent and only to the extent that such failure renders the Public Company Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Non-Public Company Group Member immediately prior to the Effective Date as described in the Registration Statement;

(b)	the failure of the applicable Non-Public Company Group Member to have all consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.02 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Effective Date, in each case, to the extent and only to the extent that such failure renders the Public Company Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Non-Public Company Group Member immediately prior to the Effective Date as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in clause (a) or (b) of this Section 3.02 that does not allow any Asset to be operated in accordance with Prudent Industry Practice;

in each case, to the extent that Hess is notified in writing of any of the foregoing prior to the fifth anniversary of the Effective Date. Notwithstanding anything in this Section 3.02 to the contrary, to the extent that such Right of Way, fee ownership or leasehold interest can be acquired and the cost and expense of such acquisition is recovered by an increase to the fees payable to the Public Company Group under the Tariff Agreements, no indemnity shall be owed under this Section 3.02.

Section 3.03    Additional Indemnification by HIP LP. In addition to and not in limitation of the indemnification provided under Section 3.01(a) and Section 3.02, HIP LP shall indemnify, defend, and hold harmless the Public Company Group from and against any Losses suffered or incurred by the Public Company Group by reason of or arising out of any of the following:

(a)	(i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the Assets and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, Covered Property Losses, which are provided for under Section 3.02, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that HIP LP is notified in writing of any such Loss prior to the fifth anniversary of the Effective Date;

(b)	any litigation matters attributable to the ownership or operation of the Assets prior to the Effective Date, including any currently pending legal actions against any of the Hess Entities or any Non-Public Company Group Member;

(c)	events and conditions associated with the Retained Assets and whether occurring before, on or after the Effective Date;

(d)	events and conditions associated with any rail cars included in the definition of Additional Rolling Stock in the Contribution Agreement, whether occurring before, on or after the Effective Date, unless such rail cars are contributed to Logistics Opco in accordance with Section 5.3 of the Contribution Agreement;

(e)	all federal, state and local Tax liabilities attributable to the ownership or operation of the Assets prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of any of the Hess Entities or Non-Public Company Group Members that may result from the consummation of the formation transactions for the Public Company Group occurring on or prior to the Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(f)	the failure of any Public Company Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Public Company Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement.

Section 3.04    Additional Indemnification by the Public Company Group.    In addition to and not in limitation of the indemnification provided under Section 3.01(c) or in the Partnership Agreement, the Public Company Group shall indemnify, defend, and hold harmless the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities, the Non-Public Company Group Members or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Assets (other than the Joint Interest

Assets) and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.05    Additional Indemnification by HTGP Opco.    In addition to and not in limitation of the indemnification provided under Section 3.01(d) or in the Partnership Agreement, HTGP Opco shall indemnify, defend, and hold harmless the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities, the Non-Public Company Group Members or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the HTGP Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.06    Additional Indemnification by Logistics Opco.    In addition to and not in limitation of the indemnification provided under Section 3.01(e) or in the Partnership Agreement, Logistics Opco shall indemnify, defend, and hold harmless the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities, the Non-Public Company Group Members or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Logistics Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.07    Additional Indemnification by Gathering Opco.    In addition to and not in limitation of the indemnification provided under Section 3.01(f) or in the Partnership Agreement, Gathering Opco shall indemnify, defend, and hold harmless the Hess Entities and the Non-Public Company Group Members from and against any Losses suffered or incurred by the Hess Entities, the Non-Public Company Group Members or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Gathering Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.08    Indemnification Procedures.

(a)	The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)	The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.08(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)

In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)	With respect to Covered Environmental Losses, HIP LP shall have the sole right and authority to manage any remediation required by Applicable Law, and, upon reasonable request from HIP LP, the Partnership will, and will cause each other Public Company Group Member to, cooperate with HIP LP and its contractors or subcontractors to facilitate such remediation.

Section 3.09    Limitations on Indemnity Coverage.

(a)	With respect to Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii), HIP LP shall not be obligated to indemnify, defend and hold harmless any Public Company Group Member unless the applicable Covered Environmental Loss exceeds $100,000 (the “Environmental Deductible”), at which time HIP LP shall be obligated to indemnify such Public Company Group Member for the amount of all Environmental Losses incurred by such Public Company Group Member; provided, however, that to the extent any cure or remediation of any environmental matter is required under Section 3.01(a)(i) or Section 3.01(a)(ii), HIP LP will be obligated to indemnify the Public Company Group only to the extent of any cure or remediation that is required by Applicable Law (after giving effect to the Environmental Deductible); provided further, that in no event shall HIP LP be obligated to indemnify the Public Company Group for any Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii) in excess of $15,000,000 in the aggregate (the “Environmental Cap”). For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Public Company Group Member related to the matters set forth on Schedule I attached hereto.

(b)	With respect to Covered Property Losses under Section 3.02, HIP LP shall not be obligated to indemnify, defend and hold harmless any Public Company Group Member unless the applicable Covered Property Loss exceeds $50,000 (the “Property Deductible”), at which time HIP LP shall be obligated to indemnify such Public Company Group Member for the amount of all Covered Property Losses incurred by such Public Company Group Member; provided, however, that to the extent the Public Company Group attempts to cure any matter for which it is entitled to indemnification under Section 3.02, HIP LP will be obligated to indemnify the Public Company Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible).

(c)	For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.09, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.09.

ARTICLE IV. SERVICES

Section 4.01    General. Hess agrees to provide to MLP GP LLC, for the Public Company Group’s benefit, the general and administrative services that Hess and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets and any other assets held from and after the Effective Date by any Public Company Group Member, which include the services set forth on Schedule II (the “Services”). Hess may subcontract with Affiliates or third parties for the provision of such Services to MLP GP LLC (for and on behalf of the Public Company Group). MLP GP LLC may terminate any specific General and Administrative Service upon 30 days’ prior written Notice to Hess.

Section 4.02 Reimbursement and Allocation.

(a)	As consideration for Hess’s provision of the Services, MLP GP LLC will, or will cause another Public Company Group Member to, reimburse Hess for all reasonable direct and indirect costs and expenses incurred by Hess in connection with the provision of the Services, including the following:

(i)	total costs, plus the relevant percentage mark-up set forth in Schedule IV, of each employee of, and each contractor, subcontractor, or other outside personnel engaged by, Hess to the extent, but only to the extent, such employees and outside personnel perform Services for the Public Company Group’s benefit;

(ii)	any expenses incurred or payments made by Hess on behalf of the Public Company Group for insurance coverage with respect to the Assets or the business of the Public Company Group;

(iii)	all expenses and expenditures incurred by Hess on behalf of the Public Company Group as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual, quarterly or current reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return and Schedule K-1 preparation and distribution, legal fees, independent director compensation and director and officer liability insurance premiums; and

(iv)	any other out-of-pocket costs and expenses incurred by Hess in providing the Services, as well as any other out-of-pocket costs and expenses incurred on behalf of the Public Company Group. For the avoidance of doubt, MLP GP LLC shall, or shall cause another Public Company Group Member to, reimburse Hess for all tax costs and expenses incurred or payments made by Hess on behalf of the Public Company Group, including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time with respect to the ownership and operation of the Assets or with respect to the Services provided by Hess to the Public Company Group pursuant to Section 4.01.

To the extent any of the costs and expenses identified in this Section 4.02 are reimbursed on an allocation basis, such allocation shall be determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

(b)	Within 20 days following the end of each month during the term of this Agreement, Hess shall send to MLP GP LLC an invoice (in a form mutually agreed by the Parties) of the amounts due and payable by MLP GP LLC (for and on behalf of the Public Company Group) for such month, including any adjustments due pursuant to the terms of this Section 4.02(b) by MLP GP LLC (for and on behalf of the Public Company Group). MLP GP LLC shall, or shall cause another Public Company Group Member to, pay such invoice by the later of (i) 30 days of receipt and (ii) the last Business Day of the month in which MLP GP LLC received such invoice, except for any amounts that are being disputed in good faith by MLP GP LLC. If Hess determines that the amount reflected on any invoice previously sent to, and paid by, MLP GP LLC (or another Public Company Group Member, as applicable) did not accurately state the amounts owed by MLP GP LLC (for and on behalf of the Public Company Group) under this Article IV, Hess shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent they relate to a month in the same calendar quarter as such invoice relates; provided further that Hess and MLP GP LLC shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated on each invoice and computed in such detail as is mutually agreed by Hess and MLP GP LLC. For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by MLP GP LLC or any other Public Company Group Member. Any amounts that MLP GP LLC has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from MLP GP LLC (for and on behalf of the Public Company Group) to Hess shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment. Until such time as a HIP Change of Control has occurred, MLP GP LLC and Hess may settle MLP GP LLC’s financial obligations to Hess hereunder through Hess’s normal interaffiliate settlement processes.

(c)	For the avoidance of doubt, the Services provided by Hess pursuant to this Article IV will be in addition to, and not in duplication of, the functions performed by the employees seconded to the Public Company Group under the Secondment Agreement, and Hess shall not be entitled to reimbursement under this Agreement for any costs or expenses for which Hess is entitled to payment or reimbursements or which are intended to be covered by the Secondment Fee, under the Secondment Agreement.

Section 4.03    Services Standard. Hess shall perform the Services using at least the same level of care, quality, timeliness, skill and adherence to applicable industry standards as Hess does in providing similar services to its own Affiliates.

ARTICLE V. RIGHT OF FIRST OFFER

Section 5.01    Right of First Offer to Purchase Certain Assets.

(a)	HIP LP, on behalf of itself and the other Non-Public Company Group Members, hereby grants to the Partnership a right of first offer, for a period (the “ROFO Period”) beginning at the Effective Date and ending at the earlier of (i) ten years from the Effective Date, and (ii) the occurrence of a HIP Change of Control, on all or any part of the ROFO Assets to the extent that any Non-Public Company Group Member proposes to Transfer all or any part of any ROFO Asset; provided, however, that any Non-Public Company Group Member may Transfer all or any part of any ROFO Asset to another Non-Public Company Group Member that agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and such Non-Public Company Group Member assumes the obligations of HIP LP under this Article V with respect to such ROFO Asset.

(b)	The Parties acknowledge that any Transfer of all or any part of any ROFO Asset pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties; provided, however, that HIP LP hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Public Company Group pursuant to this Article V with respect to any ROFO Asset.

Section 5.02    Procedures.

(a)

If any Non-Public Company Group Member proposes to Transfer all or any part of any applicable ROFO Asset (other than to another Non-Public Company Group Member in accordance with Section 5.01(a)) during the ROFO Period (a “Proposed Transaction”), then HIP LP shall, prior to such Non-Public Company Group Member entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of the intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable Non-Public Company Group Member, which terms, conditions and details shall at a minimum include any terms, condition or details that such Non-Public Company

Group Member would propose to provide to Persons who are not Non-Public Company Group Members in connection with the Proposed Transaction. If the Partnership determines to purchase the ROFO Assets, the Partnership shall have 60 days following receipt of the ROFO Notice to submit a written offer to HIP LP to enter into the Proposed Transaction with such Non-Public Company Group Member (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 5.02(c).

(b)	Unless the ROFO Response is rejected pursuant to written notice delivered by HIP LP to the Partnership within 60 days of the delivery to HIP LP of the ROFO Response, such ROFO Response shall be deemed to have been accepted by HIP LP, and such Non-Public Company Group Member shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response. Unless otherwise agreed between HIP LP, the applicable Non-Public Company Group Member and the Partnership, the terms of the purchase and sale agreement shall include the following:

(i)	the Partnership shall deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii)	such Non-Public Company Group Member shall represent that it has title to the applicable ROFO Asset that is sufficient to own and operate the applicable ROFO Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership may approve;

(iii)	the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by HIP LP, on behalf of the applicable Non-Public Company Group Member, as applicable, of the ROFO Response pursuant to Section 5.02(a);

(iv)	each of HIP LP, such other Non-Public Company Group Member and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.02(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)	neither HIP LP, such other Non-Public Company Group Member nor the Partnership shall have any obligation to sell or buy the applicable ROFO Asset if any consent referred to in Section 5.01(b) has not been obtained.

(c)	If the Partnership does not timely deliver a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, HIP LP or such other Non-Public Company Group Member, as applicable, shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If HIP LP rejects a ROFO Response with respect to any Proposed Transaction, HIP LP or such other Non-Public Company Group Member, as applicable, shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Public Company Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to HIP LP.

(d)	HIP LP agrees that, if requested by the Partnership, HIP LP shall use its commercially reasonable efforts to provide information reasonably requested by the Partnership in order for the Partnership to prepare such financial statements with respect to any ROFO Assets transferred to the Partnership pursuant to this Article V that meet the requirements of Regulation S-X promulgated under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(e)	The Partnership can assign its rights and obligations under this Article V to any Public Company Group Member.

ARTICLE VI.    LICENSE OF NAME AND MARK

Section 6.01    Grant of License.    Upon the terms and conditions set forth in this Article VI, Hess hereby grants and conveys to each of the Persons currently or hereafter comprising a part of the Public Company Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Hess” (the “Name”) and any other trademarks or tradenames owned by Hess that contain the Name (collectively, the “Marks”).

Section 6.02    Ownership and Quality.    The Partnership agrees that ownership of the Name and/or the Marks and, in each case, the goodwill relating thereto shall remain vested in Hess both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other Public Company Group Members, never to challenge, contest or question the validity of Hess’s ownership of the Name and/or the Marks or any registration thereof by Hess. In connection with the use of the Name and/or the Marks, the Partnership and any other Public Company Group Members shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other Public Company Group Members, acknowledge that the use of the Name and/or the Marks shall not create any right, title or interest in or to the Name and/or the Marks, and all use of the Name and/or the Marks by the Partnership or any other Public Company Group Members, shall inure to the benefit of Hess. The Partnership agrees, and agrees to cause the other Public Company Group Members, to use the Name and/or the Marks in accordance with such quality standards established by Hess and communicated to the Partnership from time to time, it being understood that the products and services offered by the Public Company Group Members immediately before the Effective Date are of a quality that is acceptable to Hess and justifies the License.

Section 6.03    Termination.    The License shall terminate upon any termination of this Agreement. The License shall terminate, with respect to any Person that no longer qualifies as a Public Company Group Member, as of the time such Person no longer qualifies as a Public Company Group Member. In the event of a termination of the License as described in this Section 6.03, as promptly as practicable, but in any event within 60 days after any such termination, any such Person that no longer qualifies as a Public Company Group Member shall eliminate the Name and the Marks, including any and all variants thereof, from its assets, legal name and any of its other properties and, except with respect to such grace period for eliminating existing usage set forth in this Section 6.03, shall cease the use of the Name and the Marks.

ARTICLE VII.    NOTICES

Section 7.01    Notices.    All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be considered a “Notice” and shall be deemed sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such Party shown below:

If to the General Partner or any other Public Company Group Member:	If to Hess or any of the Hess Entities:

Hess Midstream Partners GP LP 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

With a copy to:	With a copy to:

Hess Midstream Partners GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

If to HIP LP or any other Non- Public Company Group Member:

Hess Infrastructure Partners LP 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:

With a copy to:

Hess Infrastructure Partners LP 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:

Any Notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Party are to be addressed by giving written notice to the other Parties in the manner provided in this Section 7.01.

ARTICLE VIII.    LIMITATION OF LIABILITY

Section 8.01    No Liability for Consequential Damages.    Except as provided in Article III, in no event shall a Party be liable to another Party for any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

ARTICLE IX.    MISCELLANEOUS

Section 9.01    Assignment.    No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party. Notwithstanding the foregoing: (a) Hess may delegate any of its duties and obligations hereunder to any Hess Entity; provided, however, that no such delegation shall relieve Hess of any of its duties or obligations under this Agreement; and (b) the Partnership may assign its rights under Article V to any Public Company Group Member.

Section 9.02    Modification.    This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

Section 9.03    Entire Agreement.    This Agreement, together with all Schedules attached hereto and the Secondment Agreement (with respect to certain employee reimbursement matters), constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement and the Secondment Agreement (with respect to certain employee reimbursement matters).

Section 9.04    Governing Law; Jurisdiction.    This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

Section 9.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.06    No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or the successor or permitted assignee of a Party. No Limited Partner shall have any right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 9.07    WAIVER OF JURY TRIAL.    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

Section 9.08    Non-Waiver.    The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 9.09    Counterparts; Multiple Originals.    This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 9.10    Schedules.    Each of the schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein. If there is any conflict between this Agreement and any schedule, the provisions of the schedule shall control.

Section 9.11    Survival.    Any indemnification granted hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of the indemnification.

Section 9.12    Table of Contents; Headings; Subheadings.    The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 9.13    Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.14    Business Practices.    Hess shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Public Company Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Public Company Group as being complete and accurate in any further recording and reporting made by the Public Company Group for whatever purposes. Hess shall notify the Partnership if Hess discovers any errors in such billings, reports, or settlement documents.

Section 9.15    Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LP, its general partner

	By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS TGP GP LLC

By:
Name:
Title:

HESS TGP OPERATIONS LP

By:	Hess TGP GP LLC, its general partner

By:
Name:
Title:

Signature page to HESM Omnibus Agreement

HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC

By:
Name:
Title:

HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP

By:	Hess North Dakota Export Logistics GP LLC, its general partner

By:
Name:
Title:

HESS NORTH DAKOTA PIPELINES GP LLC

By:
Name:
Title:

HESS NORTH DAKOTA PIPELINES OPERATIONS LP

By:	Hess North Dakota Pipelines GP LLC, its general partner

By:
Name:
Title:

Signature page to HESM Omnibus Agreement

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

Signature page to HESM Omnibus Agreement

HESS INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

HESS INFRASTRUCTURE PARTNERS LP

By:	Hess Infrastructure Partners GP LLC, its general partner

By:
Name:
Title:

Signature page to HESM Omnibus Agreement

Schedule I

Environmental Matters

Hess will be responsible for any and all costs attributable to or arising out of that certain Notice of Violation (Case No. 13-001 APC), dated February 13, 2013, sent by the North Dakota Department of Health to Hess Corporation, including any costs arising under the related Administrative Consent Agreement (Case No. 13-001 APC), dated December 17, 2013, among Hess Corporation, Hess Investments North Dakota Ltd., Hess Tioga Gas Plant LLC and the North Dakota Department of Health.

Schedule I - 1

Schedule II

Services

Services to be provided pursuant to Section 4.01:

Administrative Services:

(a)	Accounting Services, including without limitation:

(i)	Accounting Governance

(ii)	Corporate Accounting

(iii)	Financial Accounting and Reporting

(iv)	Internal and External Reporting

(v)	Operations Accounting

(vi)	Performing periodic reconciliation of book inventory with actual inventory, perform periodic material balance of inputs and outputs, and quantify loss and shrinkage.

(vii)	Payment of damages in accordance with this Agreement occurring as a result of, or settlement of, Claims made in connection with the Public Company Group Assets and Hess’s operation, maintenance and repair activities.

(viii)	Arranging for payment of any third-party fees in regard to operation of the Public Company Group Assets.

(ix)	Maintaining fixed asset records of the Public Company Group Assets, including, but not limited to, any other pipeline systems or terminals that Hess may agree to operate upon request of MLP GP LLC.

(x)	Preparing and/or assisting in the preparation of capital project (AFE) documents for approval by MLP GP LLC.

(b)	Corporate Aviation and Travel Services

(c)	Foreign Trade Zone Reporting and Accounting (if applicable)

(d)	Governmental Affairs

(e)	Group Accounting and Reporting

(f)	Environmental, Health and Safety Services, including without limitation:

(i)	Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Public Company Group Assets, in each case as may be required by prudent industry practices or under Applicable Law.

(ii)	Maintaining compliance with all federal, state and local environmental, health and safety laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental laws and/or prudent business practices.

(iii)	Manage all disposal and storage of all wastes (including hazardous substances and wastewater) generated or used by the operator in accordance with the rules and regulations of any applicable Governmental Authority and Applicable Law.

Schedule II - 1

(g)	Internal Audit

(h)	Legal Services

(i)	Tax Services, including:

(i)	Federal income tax services

(ii)	State and local income tax services

(iii)	Indirect tax services (including services with respect to ad valorem or transactional taxes)

(j)	Office Services

(k)	Records Management

(l)	Real Estate Management

(m)	Corporate Risk Services

(n)	Insurance Services, including Claims Management

(o)	Treasury and Banking Services

(p)	Corporate Communications and Investor Relations

(q)	Management Reporting and Analysis

HR Services:

(a)	Human Resources Services

Data Processing and IT Services:

(a)	Data Processing and Information Technology Services

Procurement Services:

(a)	Purchasing / Supply Chain Management

Management Services:

None as of the Effective Date

Schedule II - 2

Schedule III

ROFO Assets

ROFO Asset	Owner
Retained interest in Hess TGP Operations LP. HIP LP’s 80% economic interest and 49% voting interest in Hess TGP Operations LP.	Hess Infrastructure Partners LP

Retained interest in Hess North Dakota Export Logistics Operations LP. HIP LP’s 80% economic interest and 49% voting interest in Hess North Dakota Export Logistics Operations LP.	Hess Infrastructure Partners LP

Retained interest in Hess North Dakota Pipelines Operations LP. HIP LP’s 80% economic interest and 49% voting interest in Hess North Dakota Pipelines Operations LP.	Hess Infrastructure Partners LP

Schedule III - 1

Schedule IV

SERVICES MARK-UP PERCENTAGE

Service	Mark-Up Percentage
Administrative Services	7.70%
HR Services	4.21%
Data Processing and IT Services	6.35%
Procurement Services	3.12%
Management Services	12.74%

For the avoidance of doubt, no markup percentage shall be applied to costs related to work performed by third-party contractors engaged directly by the General Partner or any other Public Company Group Member, even if Hess or one of its Affiliates assists in the procurement of such work on behalf of the General Partner or any other Public Company Group Member.

Schedule IV - 1